Exhibit 99.1
News Release

Lockheed Martin Reports Second Quarter 2023 Financial Results

•Net sales of $16.7 billion, an increase of 8% year-over-year
•Net earnings of $1.7 billion, or $6.63 per share
•Cash from operations of $1.1 billion and free cash flow of $0.8 billion
•$1.5 billion of cash returned to shareholders through dividends and share repurchases
•Record backlog of $158.0 billion
•2023 outlook increased for sales, segment operating profit and earnings per share

BETHESDA, Md., July 18, 2023 – Lockheed Martin Corporation [NYSE: LMT] today reported second quarter 2023 net sales of $16.7 billion, compared to $15.4 billion in the second quarter of 2022. Net earnings in the second quarter of 2023 were $1.7 billion, or $6.63 per share, compared to $309 million, or $1.16 per share, in the second quarter of 2022. Cash from operations was $1.1 billion in the second quarter of 2023, compared to $1.3 billion in the second quarter of 2022. Free cash flow was $771 million in the second quarter of 2023, compared to $1.0 billion in the second quarter of 2022.
“Lockheed Martin delivered strong financial results in the second quarter, with a record backlog of $158 billion and 8% sales growth year-over-year,” said Lockheed Martin Chairman, President and CEO Jim Taiclet. “Orders highlights included F-35 Lot 17 and significant awards to ramp-up PAC-3, GMLRS, and other major programs, positioning us well for the future. We continued our dynamic and disciplined capital allocation in the quarter, with nearly two times free cash flow returned to shareholders.”
“Given the strength of our year-to-date results and ongoing demand for our signature programs and advanced technologies, we are raising our full year sales and earnings per share outlooks for 2023. We are confident in our return to growth and ability to reward our shareholders over the long run with reliable free cash flow per share expansion and cash deployment. Along the way, we will continue developing and investing in our 21st Century Security vision to strengthen the resilience and responsiveness of the U.S. defense production system, elevate deterrence through the acceleration of digital technologies into critical missions with our commercial industry partners, and deepen our industrial relationships with allies and partner nations for production and sustainment operations.”

Adjusted earnings before income taxes, net earnings and diluted EPS
The table below shows the impact to earnings before income taxes, net earnings and diluted earnings per share (EPS) for certain non-operational items:

	(in millions, except per share data)	Quarters Ended
		June 25, 2023			June 26, 2022
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$2,006	$1,681	$6.63	$330	$309	$1.16
	Pension settlement charge	—	—	—	1,470	1,156	4.33
	Mark-to-market investment losses[1]	28	21	0.08	204	153	0.57
	Debt transactions costs	6	5	0.02	34	26	0.10
	Change in effective tax rate[2]	—	—	—	—	41	0.16
	Total Adjustments	34	26	0.10	1,708	1,376	5.16
	As Adjusted (Non-GAAP)[3]	$2,040	$1,707	$6.73	$2,038	$1,685	$6.32

1	Includes changes in valuations of the company's net assets and liabilities for deferred compensation plans and early-stage company investments.
2
Represents the impact of the change in the estimated annual effective tax rate primarily due to lower earnings before income taxes associated with the pension settlement charge, which was realized in the third and fourth quarter of 2022.

3	See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Summary Financial Results

The following table presents the company's summary financial results.

	(in millions, except per share data)	Quarters Ended		Six Months Ended
		June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
	Net sales	$16,693	$15,446	$31,819	$30,410

	Business segment operating profit[1,2]	$1,855	$1,763	$3,537	$3,481
	Unallocated items
	FAS/CAS operating adjustment	416	425	831	851
	Intangible asset amortization expense[2]	(62)	(62)	(124)	(124)
	Other, net[3]	(74)	(163)	(72)	(312)
	Total unallocated items	280	200	635	415
	Consolidated operating profit	$2,135	$1,963	$4,172	$3,896

	Net earnings[3,4,5]	$1,681	$309	$3,370	$2,042

	Diluted earnings per share[3,4,5]	$6.63	$1.16	$13.24	$7.62

	Cash from operations[6]	$1,100	$1,331	$2,664	$2,741
	Capital expenditures	(329)	(304)	(623)	(572)
	Free cash flow[1,6]	$771	$1,027	$2,041	$2,169

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2
Effective Jan. 1, 2023, the company reclassified intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business. The 2022 amounts reflect the impact of this change.

3
Other, net for the quarters ended June 25, 2023 and June 26, 2022 include net gains of $12 million ($9 million, or $0.04 per share, after-tax) compared to net losses of $61 million ($46 million, or $0.17 per share, after-tax) due to changes in the fair value of net assets and liabilities for deferred compensation plans.

4
Net earnings for the quarters ended June 25, 2023 and June 26, 2022 include net losses of $40 million ($30 million, or $0.12 per share, after-tax) and $143 million ($107 million, or $0.40 per share, after-tax) due to changes in the fair value of early-stage company investments.

5	Net earnings for the quarter ended June 26, 2022 include a $1.5 billion ($1.2 billion, or $4.33 per share, after-tax) noncash, non-operating pension settlement charge related to the purchase of group annuity contracts to transfer $4.3 billion of gross pension obligations and related plan assets to an insurance company on June 24, 2022.
6	See the "Cash Flows and Capital Deployment Activities" section of this news release for more information.

2023 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company's current expectations. Actual results may differ materially from those projected. It is the company's practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, pension risk transfer transactions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update[1]	April 2023[1]

	Net sales	~$66,250 - $66,750	~$65,000 - $66,000

	Business segment operating profit[2]	~$7,325 - $7,375	~$7,255 - $7,355

	Total FAS/CAS pension adjustment[3]	~$2,100	~$2,100

	Diluted earnings per share	~$27.00 - $27.20	~$26.60 - $26.90

	Cash from operations	≥$8,150	≥$8,150
	Capital expenditures	~$(1,950)	~$(1,950)
	Free cash flow[2]	≥$6,200	≥$6,200

1
The company’s current 2023 financial outlook does not include any future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or company investments. In addition, the outlook reflects no significant reduction in customer budgets or changes in priorities, continued support and funding of the company’s programs, and a statutory tax rate of 21%. It also includes known impacts to the company and broader defense supply chain based on the company’s understanding at the time of this news release and its experience to date.

2	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
3
The total FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.7 billion and total expected financial accounting standards (FAS) pension income of approximately $375 million. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.

Cash Flows and Capital Deployment Activities
Cash from operations in the second quarter of 2023 was $1.1 billion and capital expenditures were $329 million, resulting in free cash flow of $771 million. The decrease in operating and free cash flows in the second quarter of 2023 compared to the same period in 2022 was primarily due to the timing of federal tax payments.
The company's cash activities in the second quarter of 2023, included the following:
•paying cash dividends of $758 million;
•paying $750 million to repurchase 1.6 million shares (including 0.1 million shares received upon settlement of an accelerated share repurchase agreement (ASR) in the third quarter 2023; and
•receiving net proceeds of $1,975 million from a debt issuance of senior unsecured notes, consisting of $500 million aggregate principal amount of 4.45% Notes due May 15, 2028, $850 million aggregate principal amount of 4.75% Notes due February 15, 2034, and $650 million aggregate principal amount of 5.20% Notes due February 15, 2055.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

	(in millions)	Quarters Ended		Six Months Ended
		June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
	Net sales
	Aeronautics	$6,875	$5,862	$13,144	$12,263
	Missiles and Fire Control	2,755	2,747	5,143	5,199
	Rotary and Mission Systems	3,897	4,012	7,407	7,564
	Space	3,166	2,825	6,125	5,384
	Total net sales	$16,693	$15,446	$31,819	$30,410

	Operating profit
	Aeronautics	$718	$613	$1,393	$1,292
	Missiles and Fire Control	371	418	748	803
	Rotary and Mission Systems	454	461	804	867
	Space	312	271	592	519
	Total business segment operating profit[1]	1,855	1,763	3,537	3,481
	Unallocated items
	FAS/CAS operating adjustment	416	425	831	851
	Intangible asset amortization expense[1]	(62)	(62)	(124)	(124)
	Other, net	(74)	(163)	(72)	(312)
	Total unallocated items	280	200	635	415
	Total consolidated operating profit	$2,135	$1,963	$4,172	$3,896

1	Effective Jan. 1, 2023, the company reclassified intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business. The 2022 amounts reflect the impact of this change.

Net sales and operating profit of our business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation and not included in management’s evaluation of performance of each segment. Business segment operating profit includes our share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of our business segments.
Business segment operating profit excludes the FAS/CAS pension operating adjustment, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management's evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, intangible asset amortization expense, and other miscellaneous corporate activities. Excluded items are included in the reconciling item “Unallocated items” between operating profit from our business segments and our consolidated operating profit.
Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company's segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company's contracts. Increases in profit booking rates, typically referred to as favorable profit adjustments, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate and are typically referred to as unfavorable profit adjustments. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
The company's consolidated net favorable profit booking rate adjustments represented approximately 20% and 26% of total segment operating profit in the quarters ended June 25, 2023 and June 26, 2022.

Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net sales	$6,875	$5,862	$13,144	$12,263
Operating profit	718	613	1,393	1,292
Operating margin	10.4%	10.5%	10.6%	10.5%

Aeronautics' net sales in the second quarter of 2023 increased $1.0 billion, or 17%, compared to the same period in 2022. The increase was primarily attributable to higher net sales of $735 million for the F-35 program due to higher volume on production contracts partially driven by lower volume in the second quarter of 2022 due to the impact of the delays in receiving additional contractual authorization and funding under the Lots 15-17 contract and higher volume on sustainment contracts; higher net sales of $100 million on classified programs due to higher volume; and higher net sales of $90 million for the C-130 program due to higher volume on sustainment contracts.
Aeronautics' operating profit in the second quarter of 2023 increased $105 million, or 17%, compared to the same period in 2022. The increase was primarily attributable to higher operating profit of $75 million for the F-35 program due to higher volume on production contracts; and higher operating profit of $20 million on classified programs due to lower unfavorable profit adjustments. Total net profit booking rate adjustments in the second quarter of 2023 were comparable to the same period in 2022.

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net sales	$2,755	$2,747	$5,143	$5,199
Operating profit	371	418	748	803
Operating margin	13.5%	15.2%	14.5%	15.4%

MFC's net sales in the second quarter of 2023 were comparable to the same period in 2022. Higher net sales of $20 million for tactical and strike missile programs due to higher volume (Precision Strike Missile (PrSM)) was offset by lower net sales of $20 million for integrated air and missile defense programs due to lower volume (Terminal High Altitude Area Defense (THAAD)).

MFC’s operating profit in the second quarter of 2023 decreased $47 million, or 11%, compared to the same period in 2022. The decrease was primarily attributable to lower operating profit of $25 million for sensors and global sustainment programs due to lower net favorable profit adjustments (Sniper Advanced Targeting Pod (SNIPER®) and Infrared Search and Track (IRST21®)); and lower operating profit of $20 million for tactical and strike missile programs due to lower net favorable profit adjustments (High Mobility Artillery Rocket System (HIMARS) and Joint Air-to-Surface Standoff Missile (JASSM)). Total net profit booking rate adjustments were $55 million lower in the second quarter of 2023 compared to the same period in 2022.

Rotary and Mission Systems

(in millions)	Quarters Ended		Six Months Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net sales	$3,897	$4,012	$7,407	$7,564
Operating profit	454	461	804	867
Operating margin	11.6%	11.5%	10.9%	11.5%

RMS' net sales in the second quarter of 2023 decreased $115 million, or 3%, compared to the same period in 2022. The decrease was primarily attributable to lower net sales of $145 million for Sikorsky helicopter programs due to lower production volume (Black Hawk). This decrease was partially offset by higher net sales of $60 million for integrated warfare systems and sensors (IWSS) programs due to higher volume (Aegis, Defense of Guam, and TPY-4 programs).

RMS' operating profit in the second quarter of 2023 decreased $7 million, or 2%, compared to the same period in 2022. The decrease was primarily attributable to lower operating profit of $60 million for Sikorsky helicopter programs due to an unfavorable profit adjustment of $100 million on the Canadian Maritime Helicopter Program (CMHP) as a result of increased costs and lower than planned revenues and lower production volume (Black Hawk), partially offset by higher equity earnings and higher net favorable profit adjustments (Seahawk). This decrease was partially offset by higher operating profit of $75 million for IWSS programs primarily due to a favorable profit adjustment of $65 million as a result of a positive resolution of a contractual matter on an international surveillance and control program. Additionally, the decreases in net profit booking rate adjustments and volume as described above were partially offset by contract mix. Total net profit booking rate adjustments were $40 million lower in the second quarter of 2023 compared to the same period in 2022.

Space

(in millions)	Quarters Ended		Six Months Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net sales	$3,166	$2,825	$6,125	$5,384
Operating profit	312	271	592	519
Operating margin	9.9%	9.6%	9.7%	9.6%

Space's net sales in the second quarter of 2023 increased $341 million, or 12%, compared to the same period in 2022. The increase was primarily attributable to higher net sales of $150 million for strategic and missile defense programs due to higher development volume (Next Generation Interceptor (NGI)); higher net sales of $120 million for national security space programs due to higher development volume (classified and Transport Layer programs); and higher net sales of $65 million for commercial civil space programs due to higher volume (Orion).

Space's operating profit in the second quarter of 2023 increased $41 million, or 15%, compared to the same period in 2022. The increase was primarily attributable to higher operating profit of $25 million for commercial civil space programs due to higher net favorable profit adjustments and higher volume (Orion); and higher operating profit of $15 million for higher equity earnings from the company's investment in United Launch Alliance (ULA) due to launch mix. Total net profit booking rate adjustments in the second quarter of 2023 were comparable to the same period in 2022.

Total equity earnings (primarily ULA) represented approximately $20 million, or 6%, of Space's operating profit in the second quarter of 2023, compared to approximately $5 million, or 2%, in the second quarter of 2022.

Income Taxes

The company's effective income tax rate was 16.2% and 6.4% for the quarters ended June 25, 2023 and June 26, 2022. The rate for the second quarter of 2022 was lower than the second quarter of 2023 primarily due to lower earnings before income taxes resulting from a noncash, non-operating pension settlement charge of $1.5 billion, which reduced the tax expense by approximately $314 million. The rates for all periods benefited from research and development tax credits, tax deductions for foreign derived intangible income, and dividends paid to our defined contribution plans with an employee stock ownership plan feature.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update	April 2023
	Business segment operating profit (non-GAAP)	~$7,325 - $7,375	~$7,255 - $7,355
	FAS/CAS operating adjustment[1]	~1,660	~1,660
	Intangible asset amortization expense	~(245)	~(245)
	Other, net	~(340)	~(325)
	Consolidated operating profit (GAAP)	~$8,400 - $8,450	~$8,345 - $8,445

1
Reflects the amount by which expected total CAS pension cost of $1.7 billion, exceeds the expected FAS pension service cost and excludes expected non-service FAS pension income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and pension contributions.

Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS
Earnings before income taxes, net earnings and diluted earnings per share (EPS) were impacted by certain non-operational items for all periods. Management believes the presentation of these measures adjusted for the impacts of these non-operational items is useful to investors in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted earnings before income taxes are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.
Total FAS/CAS pension adjustment – adjusted; Total FAS pension income - adjusted
Total FAS/CAS pension adjustment and Total FAS pension income have been adjusted for the noncash, non-operating pension settlement charge recorded in the second quarter 2022. Management believes that the exclusion of the pension settlement charge is useful to understanding the company’s underlying business performance and comparing performance from period to period.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, July 18, 2023, at 11 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 116,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Brett Ashworth, director, Global Media Relations
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone Lee, vice president, Investor Relations
Christopher Fritz, director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment;
•the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;
•changes in procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•    performance and financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•the impact of pandemics and epidemics on the company’s business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    government actions that disrupt the company's supply chain or prevent the sale or delivery of its products (such as delays in approvals for exports requiring Congressional notification);
•    trade policies or sanctions (including Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Türkish entities and persons, and potential indirect effects of sanctions on Russia to the company's supply chain);
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;
•    changes in foreign national priorities and foreign government budgets and planned orders, including potential effects from fluctuations in currency exchange rates;
•    the competitive environment for the company's products and services, including competition from startups and non-traditional defense contractors;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;

•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;
•    the impact of pension risk transfers, including potential noncash settlement charges, timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment, and actual returns on pension plan assets;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill recorded at the Sikorsky line of business;
•    the availability and adequacy of the company's insurance and indemnities;
•    impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2022 and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Six Months Ended
		June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
	Net sales	$16,693	$15,446	$31,819	$30,410
	Cost of sales[2]	(14,603)	(13,490)	(27,683)	(26,545)
	Gross profit	2,090	1,956	4,136	3,865
	Other income, net	45	7	36	31
	Operating profit	2,135	1,963	4,172	3,896
	Interest expense	(223)	(141)	(425)	(276)
	Non-service FAS pension income (expense)	111	(1,331)	221	(1,191)
	Other non-operating (expense) income, net[3]	(17)	(161)	32	(38)
	Earnings before income taxes	2,006	330	4,000	2,391
	Income tax expense	(325)	(21)	(630)	(349)
	Net earnings	$1,681	$309	$3,370	$2,042
	Effective tax rate	16.2%	6.4%	15.8%	14.6%

	Earnings per common share
	Basic	$6.65	$1.16	$13.28	$7.65
	Diluted	$6.63	$1.16	$13.24	$7.62

	Weighted average shares outstanding
	Basic	252.8	265.8	253.7	267.0
	Diluted	253.6	266.7	254.6	267.9

	Common shares reported in stockholders’ equity at end of period			251	264

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 25 for the second quarter of 2023 and June 26 for the second quarter of 2022. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

2
In the second quarter of 2023 and 2022. the company recognized net gains of $12 million ($9 million, or $0.04 per share, after-tax) and net losses of $61 million ($46 million, or $0.17 per share, after-tax) due to changes in fair value of assets and liabilities for deferred compensation plans.

3
In the second quarter of 2023 and 2022. the company recognized net losses of $40 million ($30 million, or $0.12 per share, after-tax) and $143 million ($107 million, or $0.40 per share, after-tax) due to changes in fair value of early-stage company investments.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Six Months Ended
		June 25, 2023	June 26, 2022	% Change	June 25, 2023	June 26, 2022	% Change
	Net sales
	Aeronautics	$6,875	$5,862	17%	$13,144	$12,263	7%
	Missiles and Fire Control	2,755	2,747	—%	5,143	5,199	(1%)
	Rotary and Mission Systems	3,897	4,012	(3%)	7,407	7,564	(2%)
	Space	3,166	2,825	12%	6,125	5,384	14%
	Total net sales	$16,693	$15,446	8%	$31,819	$30,410	5%

	Operating profit
	Aeronautics	$718	$613	17%	$1,393	$1,292	8%
	Missiles and Fire Control	371	418	(11%)	748	803	(7%)
	Rotary and Mission Systems	454	461	(2%)	804	867	(7%)
	Space	312	271	15%	592	519	14%
	Total business segment operating profit[1]	1,855	1,763	5%	3,537	3,481	2%
	Unallocated items
	FAS/CAS operating adjustment	416	425		831	851
	Intangible asset amortization expense	(62)	(62)		(124)	(124)
	Other, net[1,2]	(74)	(163)		(72)	(312)
	Total unallocated items	280	200	40%	635	415	53%
	Total consolidated operating profit	$2,135	$1,963	9%	$4,172	$3,896	7%

	Operating margin
	Aeronautics	10.4%	10.5%		10.6%	10.5%
	Missiles and Fire Control	13.5%	15.2%		14.5%	15.4%
	Rotary and Mission Systems	11.6%	11.5%		10.9%	11.5%
	Space	9.9%	9.6%		9.7%	9.6%
	Total business segment operating margin	11.1%	11.4%		11.1%	11.4%

	Total consolidated operating margin	12.8%	12.7%		13.1%	12.8%

1	Effective Jan. 1, 2023, the company reclassed intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business.
2
In the second quarter of 2023 and 2022, the company recognized net gains of $12 million ($9 million, or $0.04 per share, after-tax) and net losses of $61 million ($46 million, or $0.17 per share, after-tax) due to changes in fair value of assets and liabilities for deferred compensation plans.

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

		Current 2023 Outlook	2022 Actual
	Total FAS income (expense) and CAS cost
	FAS pension income (expense)	$375	$(1,058)
	Less: CAS pension cost	1,725	1,796
	Total FAS/CAS pension adjustment	2,100	738
	Less: pension settlement charge	—	1,470
	Total FAS/CAS pension adjustment - adjusted[1]	$2,100	$2,208

	Service and non-service cost reconciliation
	FAS pension service cost	$(65)	$(87)
	Less: CAS pension cost	1,725	1,796
	Total FAS/CAS pension operating adjustment	1,660	1,709
	Non-service FAS pension income (expense)	440	(971)
	Total FAS/CAS pension adjustment	2,100	738
	Less: pension settlement charge	—	1,470
	Total FAS/CAS pension adjustment - adjusted[1]	$2,100	$2,208

1	Total FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information. The company recognized a noncash, non-operating settlement charge of $1,470 million in the second quarter of 2022 related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	June 25, 2023	Dec. 31, 2022
Assets
Current assets
Cash and cash equivalents	$3,673	$2,547
Receivables, net	3,427	2,505
Contract assets	13,008	12,318
Inventories	3,498	3,088
Other current assets	481	533
Total current assets	24,087	20,991

Property, plant and equipment, net	7,966	7,975
Goodwill	10,795	10,780
Intangible assets, net	2,336	2,459
Deferred income taxes	4,518	3,744
Other noncurrent assets	7,276	6,931
Total assets	$56,978	$52,880

Liabilities and equity
Current liabilities
Accounts payable	$3,466	$2,117
Salaries, benefits and payroll taxes	2,896	3,075
Contract liabilities	8,184	8,488
Current maturities of long-term debt	283	118
Other current liabilities	2,875	2,089
Total current liabilities	17,704	15,887

Long-term debt, net	17,262	15,429
Accrued pension liabilities	5,373	5,472
Other noncurrent liabilities	7,399	6,826
Total liabilities	47,738	43,614

Stockholders’ equity
Common stock, $1 par value per share	251	254
Additional paid-in capital	—	92
Retained earnings	17,068	16,943
Accumulated other comprehensive loss	(8,079)	(8,023)
Total stockholders’ equity	9,240	9,266
Total liabilities and equity	$56,978	$52,880

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Six Months Ended
	June 25, 2023	June 26, 2022
Operating activities
Net earnings	$3,370	$2,042
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	659	672
Stock-based compensation	146	134
Deferred income taxes	(234)	(425)
Pension settlement charge	—	1,470
Changes in assets and liabilities
Receivables, net	(922)	(1,438)
Contract assets	(690)	(1,174)
Inventories	(410)	(450)
Accounts payable	1,397	1,522
Contract liabilities	(304)	(30)
Income taxes	(46)	318
Qualified defined benefit pension plans	(189)	(231)
Other, net	(113)	331
Net cash provided by operating activities	2,664	2,741

Investing activities
Capital expenditures	(623)	(572)
Other, net	30	(11)
Net cash used for investing activities	(593)	(583)

Financing activities
Issuance of long-term debt, net of related costs	1,975	2,267
Repayments of long-term debt	—	(2,250)
Repurchases of common stock	(1,250)	(2,356)
Dividends paid	(1,542)	(1,511)
Other, net	(128)	(137)
Net cash used for financing activities	(945)	(3,987)

Net change in cash and cash equivalents	1,126	(1,829)
Cash and cash equivalents at beginning of period	2,547	3,604
Cash and cash equivalents at end of period	$3,673	$1,775

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	June 25, 2023	Dec. 31, 2022
Aeronautics	$58,100	$56,630
Missiles and Fire Control	34,018	28,735
Rotary and Mission Systems	35,947	34,949
Space	29,946	29,684
Total backlog	$158,011	$149,998

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
F-35	45	35	50	61
F-16	—	—	1	—
C-130J	4	6	6	11
Government helicopter programs	11	25	21	42
Commercial helicopter programs	—	—	1	—
International military helicopter programs	—	5	—	5

	Number of Weeks in Reporting Period[1]	2023	2022
	First quarter	12	12
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	14

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.